Exhibit 10.6

CLIC5852

HUTS/FD/17/12/09

Licence Agreement

Non-exploitation and third party patent

BETWEEN

The Walloon Region,

Represented by Mr. Jean-Marc Nollet,

Vice-President and Minister of Sustainable Development and the Public Service

Place des Célestines, 1 5000 - NAMUR

Hereinafter called the REGION,

AS FIRST PARTY

AND

ValiRx plc, 24 Greville Street, London EC1N 8SS, United Kingdom

Represented by Dr George Morris, Director and Chief Operating Officer

Hereinafter called the DONOR OF SUB LICENCE

AS SECOND PARTY

AND

ValiBio SA, located Avenue Georges Lemaître, 25 to 6041 GOSSELIES

Represented by Patrick J. Rousseau, Managing Director,

Hereinafter called the COMPANY,

AS THIRD PARTY

WHEREAS:

Chroma Therapeutics Limited, 92, Milton Park Abington, Oxfordshire OX14 4RY, UK is the owner of the patent WO 2005/019826 A1, 3 March 2005 entitled "Detection of Histone Modification in Cell-Free Nucleosomes”

hereinafter called the PATENT.

The DONOR OF SUBLICENCE is the owner of a licence on the Patent by virtue of the contract concluded on 3 October 2007. This licence is hereinafter referred to as the PRIMARY LICENCE.

The COMPANY introduced to the REGION a request for a repayable grant hereinafter called the GRANT for a research project entitled "Diagnosis of colorectal cancer by nucleosomics”.

To perform the project, the COMPANY should use elements that are the subject of the PRIMARY LICENCE and therefore of the PATENT.

Therefore the DONOR OF SUBLICENCE has granted an exclusive licence on the PRIMARY LICENCE by virtue of the contract signed on 18 January 2008. This licence is hereinafter called the SECONDARY LICENCE.

The legal, regulatory and contractual requirements applicable to the GRANT state, in essence, that the COMPANY will transfer, in a certain number of cases, the exclusive exploitation rights on the results of the funded research, to the REGION or any entity designated by it. This transfer takes place when the COMPANY:

- renounces the GRANT within the course of the research;

- decides not to exploit the results;

- decides not to pursue the exploitation of results,

-

is declared bankrupt or

-

been the subject of a corporate restructuring or a liquidation.

In such cases, the continued use of the results can only be considered if the entity to which the exploitation rights are transferred simultaneously enjoys the rights to the PATENT part of the SECONDARY LICENCE.

IN WITNESS WHEREOF, IT IS AGREED AS FOLLOWS:

1.

In any case where, under legal, regulatory or contractual provisions of the GRANT, the COMPANY transfers to the REGION or any entity designated by it the exclusive exploitation rights on the results of research funded by the GRANT, the DONOR OF SUBLICENCE agrees to grant to the REGION or the entity referred to an exploitation licence of the PATENT and the PRIMARY LICENCE, following modalities set forth below.

The DONOR OF SUBLICENCE declares that it is familiar with cases where the transfer referred to in paragraph 1 takes place.

2.

The REGION alone negotiates and determines with any interested entity the global rules under which it sells or it grants rights to exploit the results.

3.

The exploitation licence that the DONOR OF SUBLICENCE grants to the covered entity is exclusive and covers at least the rights stipulated in the SECONDARY LICENCE. Its financial compensation may not exceed that which is stipulated in the SECONDARY LICENCE unless otherwise approved by the REGION.

4.

The SECONDARY LICENCE is made under the condition subsequent to the conclusion of the licence referred to in points 1. and 2. above.

5.

Should the DONOR OF SUBLICENCE plan to abandon the PRIMARY LICENCE, it shall inform the REGION and the COMPANY beforehand. Within 90 days after receipt of this information, the REGION can ask the DONOR OF SUBLICENCE that it transfers ownership of the PRIMARY LICENCE for free and in preference to any other candidate. Once the transfer is effective, the REGION shall bear the defense proceedings or maintaining the PRIMARY LICENCE.

6.

The DONOR OF SUBLICENCE and the COMPANY will send all mail related to this agreement and with addressee being the REGION to – Direction Générale Operatoinelle – Économie, Emploi et Recherche du Service public de Wallonie, Place de Wallonie 1, bâtiment III à 5100 Jambes. Any change of address (REGION, DONOR OF SUBLICENCE, COMPANY) will be notified in writing to all parties to this contract.

7.

In case of contradiction between this agreement and other provisions which bind the DONOR OF SUBLICENCE and the COMPANY, the provisions of this agreement shall prevail, even if these were made before.

8.

This agreement is concluded under the suspensive condition that the REGION gives the GRANT to the company.

9.

Chroma Therapeutics owner of the PATENT, has been informed of the existence of the SECONDARY LICENCE and of the legal, regulatory and contractual conditions of the GRANT as acknowledged by the attached letter.

10.

This agreement is governed by Belgian law. Any dispute concerning its interpretation or execution is of the jurisdiction of Namur.

Done in Namur, the 16 March 2010, in 7 copies, each party acknowledging having taken one.

For the REGION

Jean-Marc NOLLET

Vice-Président

Ministre du Développement durable

et de la Fonction publique

For the DONOR OF SUBLICENCE

For the COMPANY

/s/ George Morris

/s/ Patrick Rousseau

George MORRIS

Patrick ROUSSEAU

Director

Managing Director

ValiRx plc

ValiBio s.a.

Attachment: Letter of Chroma Therapeutics Limited and its certified French translation.

LETTER OF CHROMA THERAPEUTICS LIMITED

18th November 2009

Mr. M Charlier

Inspecteur Principal

DG06

SPW

Place des Celestines, 1

5000 Namur

BELGIUM

Dear Sirs

Chroma Therapeutics on October 3, 2007 entered on into a license agreement with ValiRx plc covering patent No. W02005/019826 A1 on the “Detection of histone modifications in cell free nucleosomes”, technology commonly referred to as “NucleosomicsTM”.

We have been informed that on January 18, 2008 ValiRx plc entered into a sub license agreement with ValiBIO SA the fully controlled Belgium subsidiary of ValiRx pc for the exploitation of said patent in the field of oncology. We have also been informed that VAliBIO submitted a request for a funding in the form of a refundable grant to the DG06 of the Walloon Public Service (the Walloon Region) for the “Development of a diagnostic test for colorectal cancer using” NucleosomicsTM.

We have also been informed that under the rules applicable to this funding that if ValiBIO choose not to exploit the results of that research whether by reason of the termination of the license, or for other reason, than the Walloon Region would want a License to the Patent so that it can exploit the results and products developed with its support for a Diagnostic test for colorectal cancer. The terms of this license would on the same terms and conditions that currently exist between Chroma and ValiRx and ValiBIO as sub licensee with respect to obligations and liabilities, but only for a Colorectal Cancer Diagnostic.

This letter is to confirm that Chroma Therapeutics is aware of this agreement and in the case that ValiBIO does not exploit the results of the research then Chroma Therapeutics will, upon notification of this by ValiRx plc, be willing in good faith to enter into a license with the Walloon Region so that the Walloon Region can exploit the results on terms substantially similar to those in the original license, in the “field” of a diagnostic Test for Colorectal cancer using Nucleosomics. Until such a license has been agreed the Walloon Region shall be entitled to continue to exploit the results in the “field” of a diagnostic Test for Colorectal cancer on the terms of the original license.

Yours faithfully

/s/ Richard Bungay

Richard Bungay

Chief Financial Officer

Cc: Satu Vainikka, ValiRx plc

       Patrick Rousseau, ValiBIO SA

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